Exhibit 5.1

McCarthy Tétrault LLP Suite 4000 421-7th Avenue S.W. Calgary AB T2P 4K9 Canada Tel: 403-260-3500 Fax: 403-260-3501

Rick W. Pawluk Partner Direct Line: (403) 206-5522 Direct Fax: (403) 260-3501 Email: rpawluk@mccarthy.ca

Assistant: Cooper, Deborah Direct Line: (403) 260-3672 Email: dcooper@mccarthy.ca

September 15, 2021

XORTX Therapeutics Inc.
c/o Suite 4000, 421-7th Avenue S.W.
Calgary, Alberta, Canada
T2P 4K9

Dear Sirs/Mesdames:

Re: XORTX Therapeutics Inc. – Registration Statement on Form F-1 (File No. 333-258741)

We have acted as United States counsel to XORTX Therapeutics Inc., a corporation incorporated under the laws of British Columbia, Canada (the “Company”), in connection with a Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to a proposed maximum aggregate offering price of $17,250,000 of (i) common share units (“Common Share Units”), with each Common Share Unit being comprised of one common share and one common share purchase warrant (collectively, the “Common Share Purchase Warrants”) with each whole Common Share Purchase Warrant to purchase one common share and (ii) pre-funded units (“Pre-Funded Units”), with each Pre-Funded Unit being comprised of one pre-funded warrant (collectively, the “Pre-Funded Warrants” and, together with the Common Share Purchase Warrants, the “Offering Warrants”) to purchase one common share and one Common Share Purchase Warrant, and (B) a proposed maximum aggregate offering price of $862,500 of warrants (the “Underwriter Warrants” and, together with the Offering Warrants, the “Warrants”) to purchase common shares to be issued to A.G.P./Alliance Global Partners (the “Underwriter”) as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter, substantially in the form of which filed as Exhibit 1.1 to the Registration Statement .

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed and, where necessary, upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company. We have not independently established the facts so relied upon by us.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	all facts set forth in the certificates supplied by the officers of the Company are complete, true and accurate as of the date hereof; and

(f)	prior to the issuance and delivery of the Common Share Units and the Pre-Funded Units, the Company will receive, in cash, the full consideration in respect thereof.

No opinion is expressed as to the adequacy of any consideration received. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion below is expressed only with respect to the laws of the province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion.

Based and relying upon and subject to the foregoing, we are of the opinion that the common shares of the Company comprising each of the Common Share Units and the Pre-Funded Units to be issued and sold by the Company have been duly authorized and, when such common shares are issued and paid for in accordance with the terms of the Underwriting Agreement, such common shares will be validly issued, fully paid and non-assessable shares in the capital of the Company

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,